SCHEDULE 14A
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SCHEDULE 14A INFORMATION
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AMERICAN FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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One East Fourth Street
Cincinnati, Ohio 45202

Notice of Annual Meeting of Shareholders
and Proxy Statement

To be Held on May 14, 2009

Dear Shareholder:

           We invite you to attend our Annual Meeting of Shareholders on Thursday, May 14, 2009, in Cincinnati, Ohio.  In connection with the meeting, we will report on our operations and you will have an opportunity to meet your Company’s directors and senior executives.

           This booklet includes the formal notice of the meeting and the proxy statement.  The proxy statement tells you more about the agenda and procedures for the meeting.  It also describes how your Board of Directors operates and provides information about the director candidates.

We are pleased once again to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet.  As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of this proxy statement and our 2008 Annual Report.  The Notice contains instructions on how to access and review those documents over the Internet.  The Notice also instructs you on how to submit your proxy over the Internet.  We believe that this process will allow us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

           We want your shares to be represented at the meeting and urge you to vote using our internet or telephone voting systems or by promptly returning a properly completed proxy card.

Sincerely, James C. Kennedy Vice President, Deputy General Counsel & Secretary

Cincinnati, Ohio
March 27, 2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF AMERICAN FINANCIAL GROUP, INC.

Date:	Thursday, May 14, 2009

Time:	11:30 a.m. Eastern Daylight Saving Time

Place:	The Cincinnatian Hotel Second Floor — Filson Room 601 Vine Street Cincinnati, Ohio 45202

Purpose:	1. Elect ten Directors 2. Ratify Independent Registered Public Accounting Firm 3. Approve the Annual Co-CEO Equity Bonus Plan 4. Conduct other business if properly raised

Record Date:	March 17, 2009 - Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of the notice of availability of this proxy statement and accompanying proxy card is April 3, 2009.

Your vote is important.

If you are a shareholder of record, you can vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

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TABLE OF CONTENTS

     Page
GENERAL INFORMATION	1
MATTERS TO BE CONSIDERED	2
PRINCIPAL SHAREHOLDERS	8
MANAGEMENT	10
EXECUTIVE COMPENSATION	13
RELATED PERSON TRANSACTIONS	32
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS	33
NOMINATIONS AND SHAREHOLDER PROPOSALS	36
COMMUNICATIONS WITH DIRECTORS	37
CODE OF ETHICS	37

ANNUAL CO-CEO EQUITY BONUS PLAN	A-1

The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K.  To access these filings, go to the Company’s website (www.AFGinc.com) and click on the “SEC Filings” tab at the left under the “Investor Relations” page.  Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

            Investor Relations
            American Financial Group, Inc.
            580 Walnut Street, Floor 9 East
            Cincinnati, Ohio 45202

-

GENERAL INFORMATION

Record Date; Shares Outstanding

As of March 17, 2009, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had 115,721,254 shares of common stock deemed outstanding and eligible to vote.  This number does not include 14,940,627 shares held by subsidiaries of AFG.  Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting.  Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting.  Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting.  Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Proxies and Voting Procedures

Shareholders of record can vote by mail or via the Internet or by using the toll-free telephone number listed on the proxy card.  Internet and telephone voting information is provided on the proxy card. If you vote via the Internet or by telephone, please do not return a signed proxy card.  Shareholders who hold their shares through a bank or broker can vote by mail, or via the Internet or by telephone if these options are offered by the bank or broker.  You may vote by telephone or Internet 24 hours a day, 7 days a week until 11:59 p.m. Eastern Daylight Saving Time, the day before the meeting.  Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope.

If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of AFG’s Board of Directors, without additional compensation.  AFG will pay all costs of soliciting proxies.  In addition, AFG will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons, and AFG will reimburse them for their expenses.

If a choice is specified on a properly executed proxy card, the shares will be voted accordingly.  If a proxy card is signed without a preference indicated, those shares will be voted "FOR" the election of the ten nominees proposed by the Board of Directors, "FOR" the ratification of the Company’s independent registered public accounting firm, and "FOR" the proposal to approve the Annual Co-CEO Equity Bonus Plan.  The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors.  If any other matters properly come before the meeting or any postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein.

With respect to Proposal No. 1, the ten nominees who receive the greatest number of votes will be elected.  With respect to Proposal Nos. 2 and 3, the proposal will be adopted only if it receives approval by a majority of the votes cast.

Retirement and Savings Plan Participants

If you are a participant in the Company’s retirement and savings plan with a balance in the AFG Common Stock Fund, the accompanying proxy card shows the number of shares of common stock attributed to your account balance, calculated as of the record date.  In order for your plan shares to be voted in your discretion, you must vote at least two business days prior to the day of the meeting (by the end of the day on May 11, 2009) either by Internet, telephone, or returned properly signed proxy card.  If you choose not to vote or if you return an invalid or unvoted proxy card, the Administrative Plan Committee will vote your plan shares in the Committee’s sole discretion.  Individual plan participants’ votes will be processed by the plan trustee, and will not be disclosed to the Company.

Revoking a Proxy

Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to the Company's corporate secretary, or voting in person at the meeting.

Cumulative Voting

Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters.  Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires.  The ten nominees who receive the greatest number of votes will be elected.  In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the Company's corporate secretary not less than 48 hours before the time fixed for the holding of the meeting.

Adjournment and Other Matters

Approval of a motion for adjournment, postponement or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting.  Management has not received proper notice of other matters to be presented at the meeting other than those stated in this document.

MATTERS TO BE CONSIDERED

Proposal No. 1 ►        Elect Ten Directors

The Board of Directors oversees the management of the Company on your behalf.  The Board reviews AFG's long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company's business day-to-day, and evaluating senior management performance.

Upon the recommendation of the Corporate Governance Committee (the “Governance Committee”), the Board of Directors has nominated ten individuals to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.  If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than ten nominees.

The nominees for election to the Board of Directors are:

Carl H. Lindner Director since 1959	For more than five years, Mr. Lindner has served as the Chairman of the Board, and until January 2005, also served as Chief Executive Officer of the Company.
Carl H. Lindner III Director since 1991
He has been Co-Chief Executive Officer since January 2005, and for more than five years, Mr. Lindner has served as Co-President of the Company.  For more than ten years, Mr. Lindner has been President of Great American Insurance Company and has been principally responsible for the Company’s property and casualty insurance operations.

S. Craig Lindner Director since 1985
He has been Co-Chief Executive Officer since January 2005, and for more than five years, Mr. Lindner has served as Co-President of the Company.  For more than ten years, Mr. Lindner has been President of our Great American Financial Resources, Inc. subsidiary, and has been principally responsible for the Company’s annuity and supplemental health insurance operations.  He is also President of American Money Management Corporation, a subsidiary that provides investment services for the Company and certain of its affiliated companies.

Kenneth C. Ambrecht Director since 2005
(Member of the Compensation Committee; Member of the Corporate Governance Committee)  Mr. Ambrecht has extensive corporate finance experience having worked in the U.S. capital markets for over 30 years.  In December 2005, Mr. Ambrecht organized KCA Associates LLC, through which he serves as a consultant to several companies, advising them with respect to financings and financial transactions.  From July 2004 to December 2005, he served as a Managing Director with the investment banking firm First Albany Capital.  For more than five years prior, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets.  Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director of its capital markets division.  Mr. Ambrecht is also a member of the Boards of Directors of Fortescue Metals Group Limited, an Australian mining company and Dominion Petroleum Ltd., a Bermuda domiciled company dedicated to exploration of oil and gas reserves in east and central Africa.

Theodore H. Emmerich Director since 1988
(Chairman of the Audit Committee)  Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney.  He serves on the Board of Trustees of The Christ Hospital in Cincinnati, Ohio, and a number of charitable organizations.

James E. Evans Director since 1985	For more than five years, Mr. Evans has served as Senior Vice President and General Counsel of the Company.
Terry S. Jacobs Director since 2003
(Chairman of the Compensation Committee; Member of the Audit Committee)  Mr. Jacobs has served as Chairman and Chief Executive Officer of The JFP Group, LLC, a real estate development company, since September 2005.  Since September 2008, he has served as Chairman and Chief Executive Officer of Jamos Capital, LLC, a private equity firm specializing in alternative investment strategies.  From its founding in September 1996 until September 2005, Mr. Jacobs served as Chairman of the Board and Chief Executive Officer of Regent Communications, Inc.  Mr. Jacobs is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.  He also serves as a director of Global Entertainment Corp and serves on the Board and Executive Committee of the National Football Foundation and College Hall of Fame, Inc.

Gregory G. Joseph Director Since 2008
(Member of the Audit Committee; Member of the Corporate Governance Committee)  For more than five years, Mr. Joseph has been Executive Vice President, an attorney, and a principal of Joseph Automotive Group, a Cincinnati, Ohio-based company that manages a number of automobile dealerships and certain real estate holdings.  Until May 2008, he served as the lead director of Infinity Property & Casualty Corporation (“IPCC”), an insurance company primarily offering personal automobile insurance.  Since 2005, Mr. Joseph has served on the Board of Trustees of Xavier University, a private college located in Cincinnati, Ohio.

William W. Verity Director since 2002
(Chairman of the Corporate Governance Committee; Member of the Compensation Committee)  Mr. Verity has been President of Verity & Verity, LLC, an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000.  Previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components.

John I. Von Lehman Director since 2008
(Member of the Audit Committee) For more than five years until his retirement in 2007, Mr. Von Lehman served as Executive Vice President, Chief Financial Officer, Secretary and a director of The Midland Company, an Ohio-based provider of specialty insurance products.  He serves on the Board of Trustees of Ohio National Mutual Funds and a number of Cincinnati-based charitable organizations.

Carl H. Lindner is the father of Carl H. Lindner III and S. Craig Lindner.  All of the nominees other than Mr. Von Lehman were elected directors at the last annual meeting of shareholders of the Company held on May 15, 2008.  See "Management" and "Compensation" below for additional information concerning the background, securities holdings, remuneration and other matters relating to the nominees.

The Board of Directors recommends that shareholders vote FOR the election of these ten nominees as directors.

Proposal No. 2 ►         Ratification of the Company’s Independent Registered Public Accounting Firm

The Company’s Audit Committee Charter provides that the Audit Committee shall appoint annually an independent registered public accounting firm to serve as auditors.  In February 2009, the Audit Committee appointed Ernst & Young LLP to serve as auditors for 2009.  Ernst & Young (or its predecessor) has served as the Company’s independent auditors since the Company’s founding.

Although the Audit Committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment.  If the shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young.  However, the Audit Committee in its discretion may engage a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

Audit Fees and Non-Audit Fees

The following table presents fees for professional services performed by Ernst & Young for the years ended December 31, 2008 and December 31, 2007.

	2008	2007
Audit fees (1)	$5,112,000	$4,892,000
Audit related fees (2)	135,000	235,000
Tax fees (3)	35,000	47,000
All other fees	3,000	3,000
Total	$5,285,000	$5,177,000

(1)
These aggregate fees were for audits of the financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), subsidiary insurance company audits, reviews of SEC filings, and quarterly reviews.

(2)	These fees related primarily to attestation services not required by regulation and services related to state insurance examinations.

(3)	These fees relate primarily to review of federal and state tax returns.

           Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they so desire.  They will also be available to respond to appropriate questions from shareholders.

           The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2009.

Proposal No. 3 ►         Proposal to Approve the Annual Co-CEO Equity Bonus Plan

Shareholders are being asked to approve the Annual Co-CEO Equity Bonus Plan (the “Equity Bonus Plan”).  A copy of this Plan is attached to these proxy materials as Annex A.  The following description of the material terms of the Equity Bonus Plan is qualified in its entirety by reference to the complete text set forth in Annex A.

The Compensation Committee of the Board of Directors established the Plan to formalize its practice of using equity awards to reward the Co-Chief Executive Officers for extraordinary performance in enhancing the profitability of the Company.  The Plan is designed to reflect the current market for executive compensation and to promote extraordinary levels of corporate performance that the Committee believes will enhance long-term shareholder value. This Plan is being presented for shareholder approval so that the compensation expense for awards under the Plan will be, to the extent permissible, tax deductible for the Company and not subject to the $1 million per year limitation on deductibility ("Deduction Limit") as outlined under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Under the Plan, the Company may grant bonus awards in the form of shares of common stock of the Company to the Co-Chief Executive Officers of the Company, the only participants in the Plan, based on the satisfaction of pre-established performance goals set forth in the Plan.  The Committee believes that making bonus awards under the Plan payable only in shares of common stock of the Company further aligns the interests of the Co-Chief Executive Officers with those of our shareholders.

Administration.   The Plan is administered by the Compensation Committee, which is composed solely of three “outside directors” as defined under Section 162(m).  No member of the Committee is eligible to be granted a bonus under the Plan.  The Committee has exclusive power to determine the conditions (including the specific annual performance goals consistent with the Plan) to which the payment of the bonuses under the Plan may be subject and to certify that performance goals are attained.

Performance Criteria and Goals.  Performance criteria and goals are established annually based on financial measurements and operational metrics.  The financial measurements may, among others, include book value growth, return on equity, earnings per share from insurance operations, operating earnings (pre-tax, pre-interest) of Great American Financial Resources, Inc., a wholly owned-subsidiary of the Company (“GAFRI”), and per share price of common stock relative to prior periods and an industry benchmark.  The operational metrics will include performance goals relating to, among other metrics, the combined ratio of the Company's Specialty Property & Casualty segment and investment portfolio performance (both including and excluding realized gains and losses).

The Committee evaluates the performance criteria, establishes a performance goal and allocates a bonus amount to be awarded upon attainment of each performance goal.  Under the Plan in effect for 2009, $350,000 payable in shares of AFG common stock has been allocated to each of the following financial measurements for each Co-Chief Executive Officer: core earnings per share, growth in adjusted book value compared to the immediately preceding year, growth in book value compared to the immediately preceding year, combined ratio, GAFRI earnings, return on equity and the increase in share price compared to the immediately preceding year and to an industry benchmark.

In order to receive the bonus amount allocated to a particular performance goal, that goal must have been fully met, or exceeded, for the plan year.  If the Committee finds that a particular performance goal established for a participant has not been fully met, or exceeded, for the plan year, the participant will not receive any portion of the bonus amount allocated to that performance goal.  For example, under the Plan in effect for 2009, the bonus amount allocated to the earnings per share goal will be awarded only if reported earnings per common share from insurance operations for 2009 (“core earnings”) is equal to or exceeds $3.95.  If the earnings per common share goal is not met, the participant will not receive any portion of the bonus amount allocated to such goal.

Further, under the Plan, neither the Board nor the Committee retains any discretion to pay an excess amount above the established bonus amounts or to award any portion of the bonus amount allocated to a performance goal which has not been met by a participant.

As soon as practicable after the end of a calendar year, the Committee will certify in writing whether or not the performance goals of the participants have been attained and shall report to the Board the bonus amount, if any, to be awarded to each participant.

Once the bonus amount to be awarded to each participant is determined, it shall be paid in shares of common stock of the Company.  Accordingly, up to two million shares have been authorized for issuance under the Plan, which number may be adjusted by the Committee in the event of certain corporate changes affecting AFG common stock.  The calculation and payment of shares shall take place by March 31st following the plan year, with the value of a share for purposes of determining the number of shares to be awarded to be determined by taking the average of the average high and low prices of a share for each of the ten trading days immediately prior to and including the date of grant.

Each year, typically within 90 days after the end of the previous year, the Committee intends to establish new bonus amounts, performance criteria and performance goals under the Plan.  Bonus amounts, performance criteria and performance goals for 2009 were established in February 2009.

The Committee attempted, to the extent practicable, to structure the Plan as an incentive compensation program that would satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, accordingly, preserve the deductibility of compensation paid under the Plan.  As a consequence, the Plan and the material terms of the performance goals described are being submitted to our shareholders for approval in accordance with the requirements for the “performance-based compensation” exception to the Deduction Limit.  If so approved, the Plan will remain in effect from year to year until terminated by the Committee.  While we will attempt to qualify compensation paid under the Plan to participants as “performance-based compensation” so that it will not be subject to the Deduction Limit, there can be no assurance in this regard.

If our shareholders do not approve the Plan, the Committee may still approve cash incentive compensation for our Co-Chief Executive Officers’ achievement of the objectives set forth in the Plan in order to maintain the market competitiveness of the Company’s executive compensation program.  However, some of the amounts awarded under a plan not approved by shareholders may be subject to the Deduction Limit.  By triggering the Deduction Limit, the Company’s corporate tax liability would be increased.

Amendment and Termination.  The Board may at any time terminate the Plan.  The Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part.  Any amendment or revision to the Plan and/or performance goals therein that requires shareholder approval pursuant to Section 162(m) may be submitted to our shareholders for approval.  Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.  In no event shall the Board or Committee have the discretion to increase compensation under the Plan after performance goals are established and the period of service has commenced.

If a participant’s employment with the Company or a subsidiary is terminated for any reason other than discharge for cause, and he would otherwise be entitled to a bonus under the Plan, the Committee, may, in its sole discretion, award such a bonus.  In the event of a participant’s discharge for cause from the employ of the Company, he shall not be entitled to any amount of bonus, unless the Committee, in its sole discretion, determines otherwise.

The Plan has been adopted and approved by the Committee and will remain effective for each year thereafter unless and until determined by the Committee.

Recoupment of Awards. The Board will have discretion to review bonus amounts paid to each participant under the Plan and may authorize the Company to recoup such bonus amounts awarded in the event of an accounting restatement by the Company that was caused by that participant’s fraud or misconduct, and where the performance goals on which the bonus amount was based would not have been met under the restated results.

Federal Income Tax Consequences. The Company believes that under present law the following are the federal income tax consequences generally arising with respect to awards granted under the Plan.  This summary is for shareholder informative purposes and is not intended to provide tax advice to Plan participants.

It is intended that the Plan will either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, and thus, the Plan will be construed, administered, and governed in a manner that reflects such intent, and the Committee shall not take any action that would be inconsistent with such intent.  For this reason, the shares shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the participants to the additional tax imposed under Section 409A of the Code. The amounts payable pursuant to the Plan are intended to be separate payments that qualify for the "short-term deferral" exception to Section 409A of the Code to the maximum extent possible.

Plan participants must generally recognize ordinary income equal to the cash value of awards received.  Subject to Section 162(m), the Company will be entitled to a deduction for the same amount.  The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Plan.  The summary does not address the effects of foreign, state and local tax laws.  Because of the complexities of the tax laws, Plan participants are encouraged to consult a tax advisor as to their individual circumstances.

New Plan Benefits. Grants of awards under the Plan are subject to the certification and discretion of the Committee and are, therefore, not determinable at this time.  The following table reflects the attainment of all performance goals established by the Committee under the Plan for 2009.  The bonus amounts for future years may be higher, lower or the same as bonus amounts in effect for 2009.

Name and Position	2009 Bonus Amounts (1)
Carl H. Lindner III, Co-Chief Executive Officer	$2,450,000
S. Craig Lindner, Co-Chief Executive Officer	2,450,000
All executive officers as a group	4,900,000
Non-executive directors as a group	n/a
Non-executive officers as a group	n/a

          ________________________

(1)	Awards may range from $0 to $2,450,000 for each participant depending on whether the established performance goals have been attained.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the approval of the Annual Co-CEO Equity Bonus Plan.

PRINCIPAL SHAREHOLDERS

The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding common stock as of February 27, 2009:

	Amount and Nature of Beneficial Ownership
Name and Address Of Beneficial Owner	Common Stock Held (1)		Obtainable upon Exercise of Options (2)	Total	Percent of Class
Carl H. Lindner One East Fourth Street Cincinnati, Ohio 45202	7,613,866	(3)	---	7,613,866	6.6%

Carl H. Lindner III One East Fourth Street Cincinnati, Ohio 45202	11,353,816	(4)	573,000	11,926,816	10.3%

S. Craig Lindner One East Fourth Street Cincinnati, Ohio 45202	10,107,110	(5)	573,000	10,680,110	9.2%

The American Financial Group, Inc. Retirement and Savings Plan One East Fourth Street Cincinnati, Ohio 45202	7,241,376	(6)	---	7,241,376	6.3%

(1)	Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

(2)	Represents shares of common stock that may be acquired within 60 days of February 27, 2009 through the exercise of options granted under the Company’s Stock Option Plan.

(3)
Includes 3,230,383 shares held by his spouse individually and as trustee with voting and dispositive power and 369,379 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest.

(4)
Includes 33,188 shares held by his spouse in a trust over which she has voting and dispositive power, 35,230 shares held by one of his children, 2,376 shares held as custodian for one of his nieces, 1,468,500 shares held by a limited liability company over which he holds dispositive but not voting power, 1,465,455 shares held in a trust over which his spouse has dispositive power, and 3,000,000 shares owned by a limited liability company over which he shares voting and dispositive power with his brother.  Includes 25,549 shares beneficially owned through a Company retirement plan over which he has voting and dispositive power.

(5)
Includes 27,685 shares held by his spouse as custodian for their minor child, 108,449 shares held in trust for the benefit of his spouse over which shares she has voting and dispositive power, 1,340,379 shares held in trust for the benefit of his children, over which shares his spouse has dispositive power, 1,485,000 shares held by a limited liability company over which he holds dispositive but not voting power, and 3,000,000 shares owned by a limited liability company over which he shares voting and dispositive power with his brother.  Includes 105,558 shares held in a charitable foundation over which he has sole voting and dispositive power but no pecuniary interest.  Includes 26,870 shares beneficially owned through a Company retirement plan over which he has voting and dispositive power.  Mr. Lindner has pledged 3,400,761 shares as collateral under loan agreements.

(6)	The members of the Administrative Plan Committee of the American Financial Group, Inc. Retirement and Savings Plan (the "RASP"), Sandra W. Heimann, Thomas E. Mischell and Mark

F. Muething direct the disposition of the securities held by the RASP and may direct the voting of Plan shares for which valid voting instructions have not been received by Plan participants at least two days prior to the meeting. Mrs. Heimann and Mr. Mischell are senior executives of the Company, and Mr. Muething is a senior executive of the Company’s Great American Financial Resources, Inc. subsidiary.  See “General Information – Retirement and Savings Plan Participants” on page 1 of this proxy statement.

MANAGEMENT

The directors, nominees for director and executive officers of the Company are:

	Age (1)	Position	Director or Executive Since

Carl H. Lindner	89	Chairman of the Board	1959
Carl H. Lindner III	55	Co-Chief Executive Officer, Co-President and a Director	1979
S. Craig Lindner	54	Co-Chief Executive Officer, Co-President and a Director	1980
Kenneth C. Ambrecht	63	Director	2005
Theodore H. Emmerich	82	Director	1988
James E. Evans	63	Senior Vice President, General Counsel and Director	1976
Terry S. Jacobs	66	Director	2003
Gregory G. Joseph	46	Director	2008
William W. Verity	50	Director	2002
John I. Von Lehman	56	Director	2008
Keith A. Jensen	58	Senior Vice President	1999
Thomas E. Mischell	61	Senior Vice President - Taxes	1985

(1)	As of March 31, 2009.

Keith A. Jensen has served as Senior Vice President of the Company for over five years.  Since January 2005, he has also served as the Company’s principal financial officer.

Thomas E. Mischell has served as Senior Vice President - Taxes of the Company for over five years.

Information regarding all directors of the Company is set forth above under “Matters to be Considered - Proposal No. 1 - Elect Ten Directors.”

Section 16(a) Beneficial Ownership Reporting Compliance

           Section 16(a) of the Exchange Act requires AFG’s executive officers, directors and persons who own more than ten percent of AFG’s common stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFG with copies of these reports.  Based on a review of these reports, the Company believes that all filing requirements were met during 2008.

Securities Ownership

           The following table sets forth information, as of February 27, 2009, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all of these individuals as a group.  Except as set forth in the footnotes below or under “Principal Shareholders” on page 8 of this proxy statement, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at February 27, 2009.  Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Shares of Common Stock Held	Shares of Common Stock Obtainable on Exercise of Options or Beneficially Owned Through Employee Retirement Plans (2)

Carl H. Lindner (3)	7,613,866	-
Carl H. Lindner III (3)	11,328,267	598,549
S. Craig Lindner (3)	10,080,240	599,870
Kenneth C. Ambrecht	10,495	-
Theodore H. Emmerich	39,236	14,250
James E. Evans (4)	198,521	389,788
Terry S. Jacobs	7,198	-
Gregory G. Joseph (5)	69,599	-
William W. Verity	16,808	11,250
John I. Von Lehman	-	-
Keith A. Jensen	38,449	270,460
Thomas E. Mischell (6)	182,205	356,969

All directors, nominees, and executive officers as a group (12 persons)(3)	29,584,884	2,241,136

(1)
Does not include the following ownership interests in subsidiaries of AFG:  Mr. Jensen and Mr. Joseph beneficially own 500 and 597 shares, respectively, of common stock of the Company’s subsidiary, National Interstate Corporation.

(2)
Consists of shares of common stock which may be acquired within 60 days of February 27, 2009 through the exercise of the vested portion of stock options granted under the Company's Stock Option Plan and shares which the executive may be deemed to beneficially own through one or more of the Company’s retirement plans.  The amount of shares so beneficially owned through a Company retirement plan is as follows: C. H. Lindner III – 25,549; S. C. Lindner – 26,870; K. A. Jensen – 730; T. E. Mischell – 47,218; and all directors and executive officers as a group – 100,367.  Does not include cash invested in a retirement account, the value of which is partially based on the price of the Company’s common stock, where the individual has no voting or dispositive power of any such shares.

(3)
The shares beneficially owned by Carl H. Lindner, Carl H. Lindner III, and S. Craig Lindner, and all directors and officers as a group, constituted 6.6%, 10.3%, 9.2%, and 27.0%, respectively, of the common stock outstanding at February 27, 2009.  See footnotes 3 through 5 to the Principal Shareholders table on page 8 for more information regarding share ownership by Carl H. Lindner, Carl H. Lindner III, and S. Craig Lindner.

(4)	Mr. Evans has pledged 154,838 shares as collateral under a loan agreement.

(5)	Includes 60,924 shares held by three companies in which he is a shareholder and for which he serves as an executive officer.

(6)	Excludes shares held in the RASP, for which he serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account.

Equity Compensation Plan Information

The following reflects certain information about shares of AFG Common Stock authorized for issuance (at December 31, 2008) under compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	9,460,719	$23.38	6,386,025	(1)
Equity compensation plans not approved by security holders	--	--	330,113	(2)
Total	9,460,719	$23.38	6,716,138

(1)
Includes 3.26 million shares available for issuance under AFG’s Stock Incentive Plan, 3.03 million shares issuable under AFG’s Employee Stock Purchase Plan and 96,000 shares issuable under AFG’s Non-Employee Directors’ Compensation Plan.

(2)
Represents shares issuable under AFG’s Deferred Compensation Plan.  Under this Plan, certain employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus.  Participants may elect to have the value of deferrals (i) earn a return equal to the overall performance of mutual fund alternatives, (ii) earn a fixed rate of interest, set annually by the Board of Directors, or (iii) fluctuate based on the market value of AFG Common Stock, as adjusted to reflect stock splits, distributions and dividends.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has responsibility for reviewing and approving the compensation paid to the Company’s Co-Chief Executive Officers, reviewing the compensation of the other Company senior executive officers and overseeing the executive compensation policies of the Company.  The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.

Throughout this proxy statement, the individuals who served as the Company’s Co-Chief Executive Officers during fiscal year 2008, as well as the other individuals included in the Summary Compensation Table on page 25, may also be referred to as the “named executive officers” or “NEOs”.

Compensation Philosophy and Objectives

AFG’s philosophy regarding executive compensation programs is centered around the balance of motivating, rewarding and retaining executives with a compensation package competitive among its peers, and the determination of maximizing shareholder value by designing and implementing programs that tie the performance of the Company to the compensation earned.  Guided by principles that reinforce the Company’s pay-for-performance philosophy for the past several years, NEO compensation has included base salary and eligibility for annual cash bonuses and long-term incentives such as stock options, restricted stock and stock awards and other compensation, including certain perquisites.  A significant portion of each senior executive officer’s compensation is dependent upon achieving business and financial goals and realizing other performance objectives.

Establishing Compensation Levels

As in prior years, compensation levels for the Co-CEOs are based primarily upon the Compensation Committee’s assessment of the executive officers’ leadership performance and potential to enhance long-term shareholder value.  The Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for the Co-CEOs.  The compensation levels for the other NEOs are similarly determined by the Co-CEOs, and reviewed by the Compensation Committee, again based primarily upon the assessment of each such executive officer’s leadership performance and potential to enhance long-term shareholder value.

Key factors affecting the Committee’s judgment with respect to the Co-CEOs includes the nature and scope of their responsibilities and their effectiveness in leading initiatives to increase shareholder value, productivity, profitability and growth.  The Committee also considers the compensation levels and performances of a comparison group of publicly-held insurance companies (collectively, the “Compensation Peer Group”) in reviewing the appropriateness and competitiveness of the Company’s compensation programs.  The Committee believes, however, that the peer review should be simply a point of reference for measurement, not a determinative factor for executive compensation.  The purpose of comparison is not to supplant the analyses of internal pay equity, wealth accumulation and the individual performance of the executive officers that the Committee considers when making compensation decisions.  The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consisted in 2008 of companies against which the Committee believes AFG competes for talent and for stockholder investment, and in the marketplace for business.  In analyzing market pay levels among the Compensation Peer Group, the Committee factors into its analysis the large variance in size (both in terms of revenues and market capitalization) among the companies.  The companies comprising the Compensation Peer Group are ACE Limited, Arch Capital Group Ltd., The Chubb Corporation, Cincinnati Financial Corporation, The Hartford Financial Services Group, Inc., HCC Insurance Holdings, Inc., Markel Corporation, W. R. Berkley Corporation, XL Capital Ltd., and Zenith National Insurance Corp.

The Committee and the Co-CEOs analyze market pay rates at least annually using relevant published survey sources available.  In addition, the Committee and the Co-CEOs analyze information reported in the SEC filings of companies in the Compensation Peer Group and compiled by a service provider.

The types of compensation paid to the Company’s senior executives (i.e. annual salary, performance bonus, retirement plan contributions, certain perquisites, and equity incentives, including employee stock options) are similar to those paid to senior management at companies in the Compensation Peer Group.  Although the Company seeks to offer a level of total compensation to our executive officers that is competitive with the compensation paid by companies in the Compensation Peer Group, we do not target a particular percentile with respect to our executives’ total pay packages or any individual components thereof.  Rather, the Committee’s consideration of the compensation levels and performances of the companies in the Compensation Peer Group constitutes just one of many of the factors described in this Compensation Discussion and Analysis (“CD&A”) and such peer group data is considered generally and not as a substitute for the Committee’s discharge of its fiduciary duties in making executive officer compensation decisions.

Based upon all these factors, the Committee believes it is in AFG shareholders’ best long-term interest for the Committee to ensure that the overall level of compensation, especially the aggregate total of salary, bonus and equity-based awards, is competitive with companies in the Compensation Peer Group.  The Committee continues to believe that the quality, skills and dedication of executive leaders are critical factors affecting the long-term value of the Company.  Therefore, the Committee and the Co-CEOs continue to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible and align the interests of AFG’s executives with those of AFG’s shareholders.

The Committee’s decisions concerning the specific 2008 compensation elements for the Co-CEOs were made within this framework.  The Committee also considered each such executive officer’s performance, current salary, prior-year bonus and other compensation.  In all cases, specific decisions involving 2008 compensation were ultimately based upon the Committee’s judgment about the Co-CEOs’ performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.

Tally Sheet

The Compensation Committee reviews a comprehensive tally sheet analysis compiled internally to review all elements of the named executive officers’ compensation.  The Committee noted that there are no amounts payable to the NEOs under severance or change in control arrangements, unlike many of the executive officers of the companies in the Compensation Peer Group.  The tally sheets reviewed include all of the information that is reflected in the Summary Compensation Table as well as amounts and descriptions of perquisites not required to be specifically identified by SEC regulations, generally due to the fact that the amount of such items is not material.  The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements.  Such analysis has become an important component in the Compensation Committee’s review of executive compensation as various components, including perquisites, are deemed by the Compensation Committee to be important elements of an executive’s overall compensation.  This also allows the Compensation Committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of an executive’s total compensation.

To get a clearer picture of the total amount of compensation paid to the Company’s executive officers, the Compensation Committee annually reviews all components of the NEOs’ total compensation package.  This review includes salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s Deferred Compensation Plan, and the contributions to and investment performance under the Company’s Retirement and Savings Plan.  A tally sheet totaling all the above components was prepared and reviewed by the Compensation Committee.  The Committee noted the annual limitations agreed upon by the Committee and the Co-CEOs with respect to personal use of corporate aircraft (120 occupied flight hours each) and the executive insurance program ($300,000) and the fact that, if such limitations are exceeded, reimbursement is made based on the cost to the Company of providing those benefits.

Based on this review, the Committee found the NEOs’ total compensation in the aggregate to be reasonable and consistent with the objectives of the Company’s compensation programs.

Wealth Accumulation

As part of its analysis and approval of the long-term equity incentive compensation, the Committee reviewed information relative to equity wealth accumulation based on previous grants.  The purpose of this analysis was to determine whether prior and proposed grants are likely to be effective for retention and as performance incentives to the named executive officers.  Based on its analysis, the Committee did not identify any issues that would warrant a change in the existing long-term equity compensation strategy.

In using the wealth accumulation analyses, in conjunction with the tally sheets, the Committee specifically considered the following when establishing 2009 compensation for the NEOs: (i) whether the information indicates that the program or accumulation of wealth reflects performance and creation of shareholder value; (ii) whether the individual’s total compensation and accumulated wealth reflect the contributions and performance of that individual; (iii) whether the overall program and its individual elements are functioning as designed; and (iv) whether any adjustments need to be made to the overall compensation program, any elements of the program or an individual’s compensation.  After considering these matters, the Committee determined that the program continues to meet the objectives described above, and made no changes to the design of the program or any individual pay element for any of the NEOs as a result of these analyses.

Internal Pay Equity

The Committee believes that the relative difference between the Co-CEOs’ compensation and the compensation of the Company’s other senior executives has not increased significantly over recent years.  Further, although the Committee does not apply fixed ratios when conducting this analysis, the Committee believes that the Company’s internal pay equity structure is consistent with those of the companies in the Compensation Peer Group and is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

Outside Consultants

The Committee has from time to time considered the use of outside consultants in assisting in evaluating the Company’s executive compensation program and practices.  While the Committee did not formally engage such a compensation consultant during 2008, it has obtained and considered studies and reports containing comparative market and industry-wide data, which were generated by professional compensation consulting firms, and has engaged the Company’s outside legal counsel to assist in this process.  As a result, the Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s Compensation Peer Group and keep abreast of compensation developments in the marketplace.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that AFG may deduct in any one year with respect to each of its five most highly paid executive officers.  There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.  The Committee attempts, to the extent practicable, to structure a significant portion of Co-CEO compensation as “incentive-based.”  As a result, the incentive compensation paid to the Co-CEOs should also satisfy the requirements for the “performance-based compensation” exception under Section 162(m).

Section 409A

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters.  In general, it is AFG’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A.  In 2008, the Company approved minor changes to various nonqualified compensation plans to make them compliant with Section 409A.  AFG believes it is currently operating such plans in compliance with Section 409A.  However, no assurances can be made in this regard.

Compensation Components

For the fiscal year ended December 31, 2008, the principal components of compensation for named executive officers were:

•      base salary;
•      annual performance-based bonuses (including cash and stock awards);
•      long-term equity incentive compensation;
•      retirement and other related benefits; and
•      perquisites and other personal benefits.

Each of these components has a different risk profile:

Element	Description	Examples	Risk Profile
Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	• Cash	• Low to moderate
Annual Performance-Based Bonuses	Variable based on achievement of certain objectives	• Cash • Stock Awards	• Moderate to high
Long-Term Equity Incentive Compensation	Variable based on responsibility and the achievement of longer term financial goals and shareholder value creation	• Equity-Linked Incentive Compensation • Stock Options • Performance-Based Stock Awards	• High
Retirement and Other Related Benefits	Satisfy employee retirement and tax planning needs	• Retirement & Savings plans • Deferred Compensation Plan	• Low
Perquisites and Other Personal Benefits	Satisfy employee health and welfare needs	• Health care • Life, Auto, Home Insurance • Security • Aircraft Usage • Entertainment • Lodging • Administrative	• Low

The Committee has reviewed the risk profile of the components of AFG’s executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks an NEO might be incentivized to take with respect to such components.  When establishing the mix among these components, the Committee is careful not to encourage excessive risk taking.  Specifically, the performance objectives contained in AFG’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-term business plan and that our overall mix of equity-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Committee believes that AFG’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

The Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the named executive officers, and the extent to which such compensation aligns the interests of the NEOs with those of AFG’s shareholders.  In connection with this practice, the Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements.  As an example, in early 2009 the Committee began the practice of granting restricted stock awards to key executives in place of a similar value of employee stock options.  In addition, the Committee adopted a new Annual Co-CEO Equity Bonus Plan to formalize the process of granting equity awards to reward extraordinary performance by the Co-Chief Executive Officers.

Our Co-CEOs determine the compensation for the NEOs other than themselves.  The Compensation Committee reviews the levels of compensation determined by the Co-CEOs, and annually reviews the performance of the other NEOs with the Co-CEOs.  The Compensation Committee makes recommendations to the Board with respect to general non-CEO compensation, incentive-compensation plans and equity-based plans.

Our Co-CEOs discuss with the Compensation Committee their thoughts on the Company’s performance, their performance, their current and future compensation levels, and the reported compensation of senior executives at the Compensation Peer Group prior to the time that the Compensation Committee takes any action with respect to setting the compensation of the Co-CEOs.  The Co-CEOs also make recommendations to the Compensation Committee with respect to the EPS and Company Performance Components of the incentive compensation awarded to them.  Specifically, the Co-CEOs recommended that these components from AFG’s business plan be considered in connection with compensation objectives and targets.  The Compensation Committee considers this input in connection with its review and approval of corporate goals and objectives relevant to Co-CEO compensation, deliberation of Co-CEO performance in light of those goals and objectives, and determination of Co-CEO compensation levels based on this evaluation.

The Company has no contracts, employment agreements, plans or arrangements with any NEO which would give rise to a payment to such NEO in the event of a change in control of the Company.

Base Salary

The Company pays salaries that are designed to attract and retain superior leaders.  Annual base salary is paid for ongoing performance throughout the year.  The Committee determines annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each officer’s responsibilities and performance and input from the Co-CEOs themselves.  The Co-CEOs set salaries for the other NEOs, which are reviewed by the Committee.  The Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to the Company’s success.

Messrs. Carl H. Lindner III and S. Craig Lindner each assumed the additional position of Co-Chief Executive Officer in January 2005 and continued to serve as the Company’s Co-Presidents, positions they had held for more than five years.  Each Co-CEO’s role has been clearly defined: Carl H. Lindner III is responsible for the Company’s property and casualty insurance operations and investor relations and S. Craig Lindner is responsible for the Company’s annuity and supplemental health insurance operations and investments.  In addition, they work closely with one another and are significantly involved in all aspects of Company management so that either could succeed the other in the event such a need arose.  We believe that this structure aids in succession planning and provides the Company with significant executive depth and leadership experience appropriate for the Company.  For 2008, the Company paid each Co-CEO $1,100,000 in salary, which was the same amount of salary paid in 2007.

The annual salary rate for Mr. Evans remained the same as in 2007, and Messrs. Jensen and Mischell received increases of approximately 3.5% over their 2007 salary rates.  These salary levels were justified, in the Co-CEO’s judgment, as the result of each NEO’s role in the execution of the strategy to manage AFG’s business to enhance long-term investor value through better profit margins and higher returns on equity, their actions to ensure that AFG has a strong capital structure and cash flow, their role in leading AFG to solid financial results, and their leadership in realizing cost savings while, at the same time, driving successful growth initiatives.

Annual Performance-Based Bonuses

Annual performance-based cash bonuses are designed to reward the positive performance of AFG as compared to AFG’s performance in prior years and its performance versus other companies in its market segment.  The Company believes that the overall performance of AFG is substantially related to the performance of its executives.  Cash bonuses are paid each year, generally in the first quarter, for the prior year’s performance.

As has been the case for more than six years, the Compensation Committee, working with management, developed an annual bonus plan for 2008 (“2008 Bonus Plan”) for the Co-CEOs and other NEOs that made a substantial portion of their 2008 compensation dependent on AFG’s performance.  Specifically, annual bonus determinations are based on a two-part analysis of AFG and executive performance.

As discussed elsewhere in this CD&A, the Compensation Committee considered AFG’s business plan and budgeted targets in connection with its establishment of objectives in the EPS and Company Performance Components under the 2008 Bonus Plan.  Specifically, with respect to personal objectives for each of the Co-CEOs, the Compensation Committee did not establish quantifiable measurements other than those identified in these EPS and Company Performance Components because the Compensation Committee believes that the Co-CEOs are ultimately jointly responsible for the achievement of such objectives.  The Compensation Committee views the roles of the Co-CEOs as collaborative, as opposed to competitive, and thus does not seek to distinguish the performance of one from the other.  Rather, the Compensation Committee scrutinized the Co-CEOs’ collective role in AFG’s achievement of EPS targets, developing management personnel, focus on investment portfolio performance and development and implementation of strategic transactions and initiatives to enhance shareholder value.  The Compensation Committee believes these areas merit considerable attention by the Co-CEOs and constitute areas of responsibility in which the Co-CEOs responded in a manner commensurate with the level of compensation received under the parameters of the 2008 Bonus Plan.

Individual areas of responsibility for NEOs other than the Co-CEOs are assigned by the Co-CEOs as the fiscal year progresses.  As discussed elsewhere in this CD&A, the individual performance component of the 2008 Bonus Plan for the other NEOs addresses the factors considered by the Co-CEOs in their evaluation of the individual performance and related incentive compensation for the other NEOs.

2008 Bonus Plan Components and Bonus Amounts for Co-CEOs

Under the 2008 Bonus Plan, the aggregate amount of cash bonus for 2008 for each Co-CEO is comprised of the sum of such Co-CEO’s bonuses for the EPS Component and Company Performance Component.  The following table sets forth the Co-CEO 2008 bonus target amounts with respect to the performance components that were recommended by the Compensation Committee and approved by the Company’s Board of Directors.

Name	Total Bonus Target	EPS Component	Company Performance Component
Carl H. Lindner, III	$1,300,000	50%	50%
S. Craig Lindner	$1,300,000	50%	50%

The Committee raised the 2008 bonus target by $150,000 from the 2007 bonus target, reflecting the record core operating earnings in the prior year.

1.  EPS Component

Pursuant to the 2008 Bonus Plan, each Co-CEO’s EPS Component ranged from $0 up to $1,137,500 (175% of the dollar amount of the Bonus Target allocated to the EPS Component), based on the following levels of reported earnings per common share from insurance operations (“Operating EPS” described below) achieved by the Company and its consolidated subsidiaries for 2008:

Operating EPS	Percentage of Bonus Target to be paid for EPS Component
Less than $3.50	0
$3.85	100%
$4.10 or more	175%

The Operating EPS targets set forth under the 2008 Bonus Plan are derived from AFG’s business plan.  The target of $3.85 per share represented a 2.3% decrease over the prior year’s actual reported Operating EPS of $3.94 per share, but a 15.6% increase from the Operating EPS target for 2007.  Management and the Compensation Committee have intended that the EPS targets should be set at meaningful rates so that management must be diligent, focused and effective in order to achieve these goals.  In other words, AFG and management believed at the time of the establishment of these EPS targets that such targets would be challenging to achieve and would require substantial efforts from AFG management, especially in the areas of establishing appropriate pricing and achieving profitable growth in a softening market environment.  In each of the past three years, the Compensation Committee has set the Operating EPS target above the analyst consensus estimates at the time the targets were set.

The 2008 Bonus Plan provides that 100% of the EPS Component of the bonus ($650,000) must be paid if Operating EPS were $3.85 per share.  The plan further provides that if the Company’s Operating EPS were above $3.50 but less than $3.85 or above $3.85 but less than $4.10, the EPS Component of the bonus is to be determined by straight-line interpolation.  If Operating EPS is $4.10 or more, 175% of the EPS Component of the bonus is to be paid.  The 2008 Bonus Plan provides that Operating EPS differs from AFG’s reported net earnings determined in accordance with generally accepted accounting principles because it does not include realized gains and losses in the investment portfolio, investee results, and unusual or non-recurring items.  Further, any charge taken as a result of a study of asbestos, environmental and other mass torts is to be considered a non-recurring item.

For 2008, AFG reported Operating EPS of $4.08.  As a result, the Committee concluded that a bonus of $1,098,500 (169% of the $650,000 bonus target allocated to the EPS Component) must be paid to each Co-CEO under the EPS Component of the 2008 Bonus Plan.

2.      Company Performance Component

Payment of fifty percent (50%) of the $1,300,000 bonus target for the Co-CEOs is based on AFG’s overall performance, as determined by the Committee, after considering certain factors determined at the time of adoption of the 2008 Bonus Plan.  The 2008 Bonus Plan provides that each Co-CEO’s bonus allocated to the Company Performance Component will range from $0 up to $1,137,500 (175% of the $650,000 bonus target allocated to the Company Performance Component).  The Committee considered all factors deemed relevant, including financial, non-financial and strategic factors, in determining whether to grant and/or how much to grant under the Company Performance Component.  Specifically, pursuant to the terms of the 2008 Bonus Plan, the Committee considered these factors, which could impact long-term shareholder value:

a.	Growth in book value per share (as defined) in excess of 11% (not achieved);

b.	Achievement of core return on equity in excess of 14% (achieved);

c.	Achievement of specialty property and casualty calendar year combined ratio of 88% or below (achieved);

d.	Achieve life, annuity & supplemental insurance pre-tax, pre-interest expense operating earnings of $136 million (achieved);

e.	Returns on our investment portfolio exceeding those of certain public benchmarks (partially achieved);

f.	AFG Common Stock outperformance of S&P Insurance Stock Index (achieved); and

g.	Maintenance of debt to capital ratio less than or equal to 25% (calculated consistent with past practice) (achieved).

   As a result, the Plan required that the Co-CEOs receive 130% of the Company Performance Component of the bonus, or $845,000.  Consequently, the total bonus required for each Co-CEO by the 2008 Bonus Plan, considering both the EPS and Company Performance Components, is $1,943,500.

2008 Bonus Plan Components and Bonus Amounts for other NEOs

The 2008 Bonus Plan provides bonuses comprised of the sum of NEO bonuses for the EPS Component and Individual Performance Component.  The following table sets forth the NEO bonus target amounts and performance criteria that were reviewed by the Compensation Committee.

Name	Total Bonus Target	EPS Component	Individual Performance Component
James E. Evans	$875,000	50%	50%
Keith A. Jensen	$580,000	50%	50%
Thomas E. Mischell	$390,000	50%	50%

1.      EPS Component

For the other named executive officers participating in the 2008 Bonus Plan, the EPS Component was set at a maximum of 125% of the eligible bonus, based on the following levels of reported Operating EPS achieved by the Company and its consolidated subsidiaries for 2008:

Operating EPS	Percentage of Bonus Target to be paid for EPS Component
Less than $3.50	0
$3.85	100%
$4.10 or more	125%

For 2008, AFG reported Operating EPS of $4.08 (123% of target).  As a result, under the EPS Component of the 2008 Bonus Plan, bonuses were paid to NEOs as follows: $538,125 to Mr. Evans; $356,700 to Mr. Jensen; and $239,850 to Mr. Mischell.

2.      Individual Performance Component

Under the 2008 Bonus Plan each NEO’s bonus allocated to the Individual Performance Component will range from 0% up to 125% of the target amount allocated to the Individual Performance Component and was determined by the Co-Chief Executive Officers based on such officers’ subjective rating of the NEOs relative overall performance for 2008.  The rating for each of the NEOs includes a consideration of all factors deemed relevant, including, but not limited to, operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives, responses to unexpected developments, the development of management personnel, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries.  The Co-CEOs considered these factors, including the respective roles of the NEOs with respect to the consistent improvement in the Company’s operating performance over the past several years and determined that the following bonuses should be paid: $503,125 to Mr. Evans (115% of target); $348,000 to Mr. Jensen (120% target); and $224,250 to Mr. Mischell (115% target).

As a result, the total bonuses paid to the NEOs under the 2008 Bonus Plan (aggregating the amounts determined under both the EPS Component and the Individual Performance Component) were: $1,041,250 to Mr. Evans; $704,700 to Mr. Jensen; and $464,100 to Mr. Mischell.

2009 Bonus Plan

With respect to the fiscal year ending December 31, 2009, the performance components that were approved by the Compensation Committee of the Company’s Board of Directors are set forth in the following table and notes.  The components and targets were derived from AFG’s 2009 business plan and represent goals for that year that the Compensation Committee believes will be challenging for AFG, yet achievable if senior and operating management meet or surpass their business unit goals and objectives. Management and the Compensation Committee believe that this alignment of objectives in AFG’s 2009 business plan and the performance measurements on which bonuses are based is in the best interests of all of AFG’s shareholders.

Name	Total Bonus Target	EPS Component	Company/Individual Performance Component
Carl H. Lindner III	$1,300,000	50%	50%
S. Craig Lindner	1,300,000	50%	50%
James E. Evans	875,000	50%	50%
Keith A. Jensen	600,000	50%	50%
Thomas E. Mischell	400,000	50%	50%

EPS Component

Pursuant to the 2009 Bonus Plan, each participant’s EPS Component ranges from 0% up to 175%, with respect to the Co-CEOs, and 0% to 125%, with respect to the other NEOs, of the dollar amount of the Bonus Target allocated to the EPS Component, based on the following levels of reported earnings per common share from insurance operations (“Operating EPS” described below) achieved by the Company and its consolidated subsidiaries for 2009:

Operating EPS	Percentage of Bonus Target to be paid for EPS Component
Less than $3.50	0
$3.85	100%
$4.10 or more	175%/	125%

With respect to the Co-CEOs, the 2009 Bonus Plan provides that 100% of the EPS Component of the bonus ($650,000) must be paid if Operating EPS is $3.85 per share.  The plan further provides that if the Company’s Operating EPS is above $3.50 but less than $3.85 or above $3.85 but less than $4.10, the EPS Component of the bonus is to be determined by straight-line interpolation.  If Operating EPS is $4.10 or more, 175% of the EPS Component of the bonus is to be paid.  The 2009 Bonus Plan provides that Operating EPS will not include investee results, realized gains and losses in the investment portfolio and unusual or non-recurring items.  Further, any charge taken as a result of a study of asbestos, environmental and other mass torts is to be considered a non-recurring item.

The Operating EPS target for 2009 was established by the Compensation Committee after reviewing the Company’s 2009 business plan prepared by management and approved by the Co-CEOs.  The EPS target required to be achieved in order for 2009 Bonus Plan participants to earn 100% of the EPS Component represents 100% of the 2009 EPS target in the business plan, requiring substantial efforts on behalf of the entire organization, including Company senior management, while giving consideration to factors which might impact ongoing earnings, including, but not limited to, competition, market influences, governmental regulation and the Board of Directors’ desire to devote resources to other internal corporate objectives, such as acquisitions or start-ups.  While the Operating EPS target does not reflect an increase in earnings per share over the prior year, the Committee noted that for any bonus to be awarded under the EPS Component, 2009 EPS must exceed the then current analysts’ consensus estimate of 2009 core earnings.  Further, the Committee noted that Operating EPS of $3.50, $3.85, and $4.10 would yield a return on shareholders equity of 12.2%, 13.4% and 14.3%, respectively.

Company/Individual Performance Component

Payment of 50% of the bonus target is based on AFG’s overall performance, as objectively determined by the Committee, after considering certain factors determined at the time of adoption of the 2009 Bonus Plan.  The 2009 Plan provides that the bonus allocated to the Company/Individual Performance Component will range from 0% up to 175%, with respect to the Co-CEOs, and 0% to 125%, with respect to the other NEOs, of the bonus target allocated to that component.  In addition to the objective criteria described below, the Committee may consider all factors deemed relevant, including financial, non-financial and strategic factors, in determining whether to grant and/or how much to grant under the Company/Individual Performance Component.  Specifically, pursuant to the terms of the 2009 Bonus Plan, the Committee will consider these factors, which could impact long-term shareholder value:

Financial measurements such as growth in book value, return on equity, per share price of the Company’s common stock relative to prior periods and comparable companies as well as financial markets, credit ratings on outstanding debt and claims paying ability of the Company’s subsidiaries, the Company’s debt to capital ratio, the combined ratios of the Company’s insurance subsidiaries, and investment portfolio performance including realized gains and losses; and other operational, qualitative measurements relating to the development and implementation of strategic initiatives, responses to unexpected developments, the development of management personnel, the results of any reexamination of asbestos, environmental and other tort liabilities, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries.

On an ongoing basis, the Compensation Committee will annually determine the performance goals and objectives it will use in the development of the performance-based portion of the Co-CEOs’ compensation.

Long-Term Equity Incentive Compensation

The Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company through stock option grants and restricted stock awards that vest over time.  The Committee believes that stock options and stock awards represent an important part of AFG’s performance-based compensation system.  The Committee believes that AFG shareholders’ interests are well served by aligning AFG’s senior executives’ interests with those of its shareholders through the grant of stock options and stock awards.  In determining the size of overall annual grants, the Committee takes into consideration the possible dilutive effect to shareholders of the additional shares which may be issued upon exercise of stock-based awards as well as the expense to AFG as stock-based awards and restricted shares vest.  The Committee believes that several features present in stock-based awards give recipients substantial incentive to maximize AFG’s long-term success.  Specifically, options under AFG’s 2005 Stock Incentive Plan are granted at exercise prices equal to the average of the high and low sales prices reported on the New York Stock Exchange (“NYSE”) of AFG common stock on the date of grant.  Additionally, the Committee believes that because the stock options vest at the rate of 20% per year, and the restricted stock awarded in 2009 vests in four years, these awards promote executive retention due to the forfeiture of options and restricted shares that have not fully vested upon departure from AFG.

In February 2009, the Compensation Committee decided to award a portion of the long-term equity incentive compensation of eleven key executives in restricted stock awards.  The restricted stock awards vest over four years, or sooner upon the death or permanent disability of the recipient.  The recipients are entitled to receive dividends on and vote the shares in spite of the restriction on transfer.

Equity award levels are determined based on award amounts for participants from previous years, market data, including award levels to optionees at other insurance companies, fair value of option grants, the expense of such options to AFG, the relative benefits to participants of such expense, and the overall compensation level of such participants.  Equity grants vary among participants based on their positions within the Company and AFG believes that the consideration of the factors identified in the immediately preceding sentence results in reasonable grant levels to its NEOs and other employees.  Options and restricted shares granted to NEOs are set forth in the Grants of Plan-Based Awards Table on page 27 of this proxy statement.

Equity awards, including stock options and restricted stock, are generally granted at a regularly scheduled Compensation Committee meeting in February after AFG issues a press release announcing results of the recently ended fiscal year.  Other than pursuant to the 2005 Stock Incentive Plan, which provides that the option exercise price is determined by the average of the high and low sales prices of AFG common stock reported on the NYSE, the Committee does not grant options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor does it grant options which are priced on a date other than the grant date.  Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

The Company’s 2005 Stock Incentive Plan also provides that a stock award may be granted to any eligible employee for past services, or for any other valid purpose as determined by the Compensation Committee.  Such a stock award represents shares that are issued without restrictions on transfer and free of forfeiture conditions except as otherwise provided in such Plan.  While the Compensation Committee exercised its discretion under this Plan in granting approximately $1,000,000 of Company common stock in 2008, and approximately $2,000,000 of Company common stock in 2007, to each of the Co-CEOs, no such award was made in 2009 relative to 2008 performance.  The Compensation Committee generally intends to grant such stock awards to the Co-CEOs only through the Annual Co-CEO Equity Bonus Plan described beginning on page 5 of this Proxy Statement, under which superior company performance will merit the Co-CEOs this extraordinary element of compensation.

Recovery of Prior Awards

Other than in the Annual Co-CEO Equity Bonus Plan, AFG do not have an explicit policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment.  Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.  Nevertheless, the Company is subject to the provisions of Section 304 of the Sarbanes-Oxley Act, with its recoupment requirements.

Stock Ownership Guidelines

AFG’s Board adopted executive stock ownership guidelines because it believes that it is in the best interests of AFG and its shareholders to align the financial interests of its executives and certain other officers of the Company and its principal subsidiaries with those of AFG’s shareholders.  AFG’s Board also adopted such guidelines because it believes that the investment community values stock ownership by such officers and that share ownership demonstrates a commitment to and belief in the long-term profitability of AFG.  Under the guidelines, AFG’s Co-CEOs are required to own an amount of AFG common stock which is equal to or exceeds five times their annual base salary; other NEOs and certain other senior officers of the Company and its major subsidiaries (in excess of 40 executives) are required to own an amount of AFG common stock which is equal to or exceeds their annual base salary.  Generally, persons subject to the guidelines are required to achieve the applicable ownership guideline by January 1, 2011.  Notwithstanding this phase-in period, most executives to whom the guidelines apply had met their ownership target and continued to do so at December 31, 2008.  The Co-CEOs own AFG common stock having a value well in excess of the guidelines indicated by their annual base salary.

Retirement and Other Related Benefits

The Company provides retirement benefits to NEOs through a combination of qualified (under the Internal Revenue Code) and nonqualified plans.  AFG provides retirement benefits to qualified employees through the AFG Retirement and Savings Plan (“RASP”), a defined contribution plan.  AFG makes all contributions to the retirement fund portion of the plan and matches a percentage of employee contributions to the savings fund.  The amount of such contributions and matching payments are based on a percentage of the employee’s salary up to certain thresholds.  AFG also makes available to certain employees benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”).  The purpose of the Auxiliary RASP is to enable employees whose contributions in the retirement contribution portion of the RASP are limited by IRS regulations to have an additional benefit to the RASP.

The Company also maintains a Deferred Compensation Plan pursuant to which certain employees of AFG and its subsidiaries (currently those paid $100,000 or more annually) may defer up to 80% of their annual salary and/or bonus.  For 2008, participants could elect to have the value of deferrals (i) earn a fixed rate of interest, set annually by the Board of Directors (5-1/8% in 2008), or (ii) fluctuate based on the market value of AFG common stock, as adjusted to reflect stock splits, distributions, dividends, or (iii) earn interest as determined by one or more publicly traded mutual funds.  The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral.  Under the plan, no federal or state income taxes are paid on deferred compensation.  Rather, such taxes will be due upon receipt at the end of the deferral period.  The Nonqualified Deferred Compensation Table on page 30 discloses compensation earned in connection with the Deferred Compensation Plan.

Perquisites and Other Personal Benefits

Perquisites, such as insurance coverage, security services, certain entertainment expenses, administrative staff attending to occasional personal matters, and the personal use of corporate aircraft, are made available to AFG’s executive officers.  These benefits are described below and the estimated costs to the Company of such benefits are included in the All Other Compensation table below on page 26.  In 2007, the Committee and the Co-CEOs agreed to limit the benefit attributable to the Co-CEOs’ personal use of corporate aircraft and insurance coverage.  See “Tally Sheet” discussion above.

During 2008, as in prior years, the Company operated corporate aircraft used for the business travel of senior management of the Company and its subsidiaries.  The Board has encouraged the use of corporate aircraft for the travel needs of the Company’s Chairman of the Board and Co-Chief Executive Officers, including personal travel, in order to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and the Company’s business, and to enhance their personal security.  Notwithstanding, the Committee and the Chairman of the Board and Co-CEOs jointly acknowledge that such aircraft use is a personal benefit, and as such, the Committee considers the cost to the Company of such use to be an element of the total compensation paid to these individuals.

The Committee believes these perquisites to be reasonable, particularly as a part of total executive compensation, comparable with peer companies and consistent with the Company’s overall executive compensation program.

The Company does not provide tax gross-up payments to NEOs for any perquisites.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Terry S. Jacobs (Chairman)
William W. Verity
Kenneth C. Ambrecht

SUMMARY COMPENSATION TABLE

           The following table summarizes the aggregate compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.  Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated.  Amounts shown relate to the year indicated, regardless of when paid.  AFG has no employment agreements with the named executive officers.
Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Carl H. Lindner III Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	2008 2007 2006	1,100,000 1,100,000 1,075,000	- 975,975 1,932,341	574,000 523,000 453,000	1,943,500 1,581,250 2,012,500	14,180 983 -	730,017 747,174 1,533,862	4,361,697 4,928,382 7,006,703

S. Craig Lindner Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	2008 2007 2006	1,100,000 1,100,000 1,075,000	- 975,975 1,932,341	574,000 523,000 453,000	1,943,500 1,581,250 2,012,500	14,180 983 -	743,089 705,052 1,259,078	4,374,769 4,886,260 6,731,919

Keith A. Jensen Senior Vice President (Principal Financial Officer)	2008 2007 2006	640,000 592,000 565,000	- - -	418,000 372,000 330,000	704,700 700,000 656,250	7,162 18,592 24,430	95,437 115,868 164,197	1,865,299 1,798,460 1,739,877

James E. Evans Senior Vice President and General Counsel	2008 2007 2006	1,050,000 1,050,000 1,043,000	- - -	519,000 465,000 412,000	1,041,250 1,020,000 1,062,500	- - -	95,607 251,504 982,315	2,705,857 2,786,504 3,499,815

Thomas E. Mischell Senior Vice President – Taxes	2008 2007 2006	597,000 555,000 531,000	- - -	368,000 326,000 288,000	464,100 450,000 468,750	- 11,602 -	84,975 84,704 993,802	1,514,075 1,427,306 2,281,552

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(2)
Amounts represent the value of discretionary awards made by the Compensation Committee under the 2005 Stock Incentive Plan and paid to the Co-Chief Executive Officers in the form of AFG common stock, as further described in the Compensation Discussion and Analysis section beginning on page 13 of this proxy statement.

(3)
Amount represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal years 2008, 2007 and 2006 in accordance with FAS 123R.  There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of FAS 123R compensation expense recorded.  A discussion of the assumptions used in calculating these values may be found in Note I beginning on page F-20 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(4)
Amount represents payment for performance in the year indicated, whenever paid, under the Senior Executive Annual Bonus Plan as further described in the Compensation Discussion and Analysis section beginning on page 13 of this proxy statement.  As these bonus payments were made pursuant to a performance-based annual bonus plan, no separate bonus column appears in the table.

(5)
For 2008, the amounts represent “above market” earnings on deferrals under the Deferred Compensation Plan.  For 2007, the amounts represent a $16,648 Company match to Mr. Jensen’s deferral under the Deferred Compensation Plan, and $1,944 of “above market” earnings on his deferrals, and a $11,602 Company match to Mr. Mischell’s deferral under the Deferred Compensation Plan.

(6)
See All Other Compensation chart below for amounts, which include perquisites, Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the named executive officers participate (and related accruals for their benefit under the Company’s benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company’s contributions to certain of the Company’s retirement plans) and Company paid group life insurance.

ALL OTHER COMPENSATION—2008

Item	C.H. Lindner III ($)	S.C. Lindner ($)	K.A. Jensen ($)	J.E. Evans ($)	T.E. Mischell ($)
Group life insurance	$4,814	$2,622	$4,902	$7,524	$7,606
Insurance (Auto/Home Executive Insurance Program)	246,180	300,000	17,760	15,993	7,919
Aircraft Usage (1)	307,750	241,200	0	0	0
Car and Related Expenses	3,960	5,478	4,905	2,900	2,900
Security Services	35,807	17,903	0	0	0
Meals and Entertainment	13,000	13,950	4,000	1,850	1,000
Administrative/Secretarial Services	73,106	116,536	18,470	21,940	20,150
Annual RASP Contribution	6,900	6,900	6,900	6,900	6,900
Annual Auxiliary RASP Contribution	38,500	38,500	38,500	38,500	38,500
Annual RASP & Auxiliary RASP Plan Earnings	0	0	0	0	0
Totals	$730,017	$743,089	$95,437	$95,607	$84,975

(1)
The Board of Directors has encouraged the Company's Chairman and Co-Chief Executive Officers to use corporate aircraft for all travel whenever practicable for productivity, security and confidentiality reasons.  On certain occasions, an executive’s spouse, other family members or guests may fly on the corporate aircraft.  The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs.  Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded.  Amounts for personal use of company aircraft are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the cost of the personal use of corporate aircraft has been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

           As described in the Compensation Discussion and Analysis section, the named executive officers do not have employment, severance or change-in-control agreements with the Company.  In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees.  All options granted under the Company's shareholder approved plans provide for the acceleration of vesting upon a change in control.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)(3)	Closing Market Price on the Date of Grant	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)
Carl H. Lindner III	02/21/2008	$0	$1,300,000	$2,275,000	-	75,000	$27.20	$26.94	$594,345
S. Craig Lindner	02/21/2008	0	1,300,000	$2,275,000	-	75,000	$27.20	$26.94	594,345
Keith A. Jensen	02/21/2008	0	580,000	725,000	-	50,000	$27.20	$26.94	396,230
James E. Evans	02/21/2008	0	875,000	1,093,750	-	62,500	$27.20	$26.94	495,288
Thomas E. Mischell	02/21/2008	0	390,000	487,500	-	43,750	$27.20	$26.94	346,701

(1)
These columns show the range of payouts targeted for 2008 performance under the 2008 Annual Senior Executive Bonus Plan with respect to the Co-Chief Executive Officers and the remaining named executive officers.  These amounts, paid in 2009, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2008 for financial statement reporting purposes in accordance with FAS 123R.

(2)
These Employee stock options were granted pursuant to the Company’s Stock Option Plan and become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary.  The options become fully exercisable in the event of death or disability or within one year after a change in control of the Company. More discussion regarding the Company’s Stock Option Plan can be found in the Compensation Discussion and Analysis section beginning on page 13 of this proxy statement.

(3)	Under the terms of the Company’s Stock Option Plan, stock options are granted at an exercise price equal to the average of the high and low trading prices on the date of grant.

(4)
This column represents the aggregate FAS 123R values of options granted during the year.  There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the amount received by the executive upon exercise will equal the FAS 123R value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Carl H. Lindner III	41,131 82,500 82,500 82,500 82,500 66,000 49,500 33,000 15,000	16,500 33,000 49,500 60,000 75,000		$23.79 13.23 13.17 17.19 12.30 20.01 20.28 26.89 36.57 27.20	02/23/1999 02/18/2000 12/14/2000 02/22/2002 02/20/2003 02/27/2004 02/24/2005 02/22/2006 02/22/2007 02/21/2008	02/26/2009 02/21/2010 12/17/2010 02/25/2012 02/23/2013 03/02/2014 02/27/2015 02/22/2016 02/22/2017 02/21/2018
S. Craig Lindner	41,131 82,500 82,500 82,500 82,500 66,000 49,500 33,000 15,000	16,500 33,000 49,500 60,000 75,000		$23.79 13.23 13.17 17.19 12.30 20.01 20.28 26.89 36.57 27.20	02/23/1999 02/18/2000 12/14/2000 02/22/2002 02/20/2003 02/27/2004 02/24/2005 02/22/2006 02/22/2007 02/21/2008	02/26/2009 02/21/2010 12/17/2010 02/25/2012 02/23/2013 03/02/2014 02/27/2015 02/22/2016 02/22/2017 02/21/2018
Keith A. Jensen	111,100 15,200 60,000 30,525 38,004 36,001 24,000 10,000	12,000 24,000 36,000 40,000 50,000		$23.79 17.73 17.19 12.30 20.01 20.28 26.89 36.57 27.20	02/23/1999 12/31/1999 02/22/2002 02/20/2003 02/27/2004 02/24/2005 02/22/2006 02/22/2007 02/21/2008	02/26/2009 01/03/2010 02/25/2012 02/23/2013 02/27/2014 02/24/2015 02/22/2016 02/22/2017 02/21/2018
James E. Evans	32,283 75,000 75,000 50,004 45,001 30,000 12,500	15,000 30,000 45,000 50,000 62,500		$13.17 17.19 12.30 20.01 20.28 26.89 36.57 27.20	12/14/2000 02/22/2002 02/20/2003 02/27/2004 02/24/2005 02/22/2006 02/22/2007 02/21/2008	12/17/2010 02/25/2012 02/23/2013 02/27/2014 02/24/2015 02/22/2016 02/22/2017 02/21/2018
Thomas E. Mischell	44,909 52,500 52,500 52,500 42,000 31,501 21,000 8,750	10,500 21,000 31,500 35,000 43,750		$23.79 13.23 13.17 17.19 20.01 20.28 26.89 36.57 27.20	02/23/1999 02/18/2000 12/14/2000 02/22/2002 02/27/2004 02/24/2005 02/22/2006 02/22/2007 02/21/2008	02/26/2009 02/21/2010 12/17/2010 02/25/2012 02/27/2014 02/24/2015 02/22/2016 02/22/2017 02/21/2018

(1)
These employee stock options become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary.  They are generally exercisable for ten years.  The options become fully exercisable in the event of death or disability or within one year after a change in control of the Company.

OPTION EXERCISES AND STOCK VESTED

           The table below shows the number of shares of AFG common stock acquired during 2008 upon the exercise of options.  No shares were acquired in 2008 by the named executive officers pursuant to the vesting of stock awards.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Carl H. Lindner III	-	-
S. Craig Lindner	-	-
Keith A. Jensen	38,700	177,047
James E. Evans	57,717	876,046
Thomas E. Mischell	52,591	817,855

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER
NONQUALIFIED DEFERRED COMPENSATION PLANS

The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans.  AFG makes available to certain employees, including its named executive officers, benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”).  The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan to have an additional benefit to the RASP.

The Company also maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus.  During 2008, participants could elect to have the value of current or prior-year deferrals (i) earn a fixed rate of interest, set annually by the Board of Directors (5⅛% in 2008), (ii) fluctuate based on the market value of AFG Common Stock, as adjusted to reflect stock splits, distributions, dividends, or (iii) determined on the basis of the returns on one or more publicly traded mutual funds.  The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral.  Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.

The table below discloses information on the nonqualified deferred compensation of the named executives in 2008, including the Auxiliary RASP and the Deferred Compensation Plan.  Any amounts deferred are included in compensation figures disclosed in the Summary Compensation Table on page 25 of this proxy statement.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals / distributions ($)	Aggregate balances at last FYE ($)
Carl H. Lindner III	-	52,680	(733,213)	-	804,797
S. Craig Lindner	-	52,680	(370,405)	-	804,797
Keith A. Jensen	830,000	45,662	(132,213)	(518,726)	987,290
James E. Evans	-	38,500	(916,450)	(592,997)	3,212,241
Thomas E. Mischell	-	38,500	(316,189)	(137,299)	1,418,635

(1)
Represents Company contributions credited to participants’ Auxiliary RASP accounts which are included in All Other Compensation in the Summary Compensation Table on page 25, and includes, with respect to each of Messrs. Lindner, $14,180; and Mr. Jensen $7,162, of preferential earnings or above market earnings on deferred compensation which is reported under Change in Pension Value and Nonqualified Deferred Compensation Earnings in that table.

(2)	Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including Company common stock, held by the plans.

DIRECTOR COMPENSATION

In early 2004, the Board of Directors adopted the Company's Non-Employee Director Compensation Plan, which was then approved at the 2004 annual meeting of shareholders.  The Plan was amended by the Board of Directors in 2007 to increase certain of the fees payable thereunder.

During 2008, under the Plan, all directors who were not officers or employees of the Company were paid the following fees: an annual board retainer of $40,000 and $1,750 per each board meeting attended.  The Audit Committee Chairman received an additional $20,000 retainer.  Other committee Chairmen received an additional $12,000 annual retainer.  The members (non-chairman) received an additional $6,000 annual retainer for each committee served.  All committee members received $1,250 for each meeting attended.  Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers.  In addition, non-employee directors receive an annual award of stock.  In 2008, this award was $85,000.

Compensation earned for director service in 2008 is set forth in the following table.  Other than the restricted stock grants, all amounts were paid in cash.

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (3)	Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (5)	Total ($)
Carl H. Lindner	130,000	(2)	-	-	-	624,208	754,208
Kenneth C. Ambrecht	89,500		93,146	-	-	-	182,646
Theodore H. Emmerich	98,250		93,146	-	-	-	191,396
Terry S. Jacobs	103,750		93,146	-	-	-	196,896
Gregory G. Joseph	35,750		93,146	-	-	-	128,896
William W. Verity	106,750		93,146	-	-	-	199,896
John I. Von Lehman	8,750		-	-	-	-	8,750

(1)	Includes the total amounts paid for service as a director of any subsidiaries of the Company as follows: Mr. Emmerich - $7,250; Mr. Jacobs - $7,250; and Mr. Verity - $13,000.

(2)
In January 2005, Carl H. Lindner stepped down as Chief Executive Officer of the Company, but remained the non-executive Chairman of the Board.  Mr. Lindner has requested that his annual salary be no more than the compensation paid to the Company’s independent directors.  In 2005, the Compensation Committee set his annualized salary at $130,000, which has not changed through 2008.  The Audit Committee annually reviews this salary and all other compensation and perquisites received by him.  The Audit Committee has determined that the total compensation and benefits paid to Mr. Lindner are appropriate in recognition of Mr. Lindner’s many contributions to the Company’s success since the founding of its predecessor in 1955.

(3)
Calculated as the compensation cost for financial statement reporting purposes with respect to the annual stock grant under the Company’s Non-Employee Director Compensation Plan.    The following table of AFG common stock held includes the aggregate stock awards held by each non-executive director as of December 31, 2008:

Director Name	Aggregate Shares of Common Stock Held
Carl H. Lindner	7,613,866
Kenneth C. Ambrecht	10,495
Theodore H. Emmerich	39,236
Terry S. Jacobs	7,198
Gregory G. Joseph	69,599
William W. Verity	16,808
John I. Von Lehman	-

(4)	The following table sets forth the aggregate option awards held by each non-executive director as of December 31, 2008:

Director Name	Aggregate Stock Options Held
Carl H. Lindner	-
Kenneth C. Ambrecht	-
Theodore H. Emmerich	14,250
Terry S. Jacobs	-
Gregory G. Joseph	-
William W. Verity	11,250
John I. Von Lehman	-

(5)
Amount includes the following: aircraft usage, $134,785; automobile related expenses, $48,000; security, $71,615; meals and entertainment, $50,000; insurance (auto/home), $176,675; administrative/secretarial services, $134,820; and annual RASP contribution, group life insurance, and club dues.  The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs.  Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded.

Director Stock Ownership Guidelines

The Plan also sets forth stock ownership guidelines for the non-employee directors.  Specifically, within three years after a non-employee director receives the first restricted stock award under the Plan, such non-employee director, as a consideration in the determination of his or her future service to AFG's Board of Directors, is required to beneficially own a minimum number of shares of AFG common stock, the value of which shall be equal to six times the then-current annual board retainer.

Board Retirement Program

Until 2003, the Board of Directors had a program under which a retiring non-employee director, who is at least 55 years old and has served as a director for at least four years, would receive upon retirement an amount equal to five times the then current annual board retainer.  In 2003, the Board of Directors terminated the plan, except as it applied to those directors then eligible, including Mr. Emmerich. In early 2006, the Company terminated the plan entirely.

RELATED PERSON TRANSACTIONS

From time to time, the Company has transacted business with affiliates.  The financial terms of these transactions are comparable to those which would apply to unrelated parties.  Other than as described below, there were no such transactions requiring disclosure under applicable rules.

A subsidiary of the Company involved in real estate management and development activities has employed a son of one of the Co-Chief Executive Officers since 2004.  During 2008, he was paid an aggregate of $133,350 for services to that subsidiary.

Certain stock exchange rules require the Company to conduct an appropriate review of all related party transactions (including those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors.  As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of the Company.  In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

           While the Company adheres to this policy for potential related person transactions, the policy is not in written form (other than as a part of listing agreements with stock exchanges).  However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Company's Board of Directors held ten meetings in 2008.  The Board has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The charters for each of these Committees as well as the Company's Corporate Governance Guidelines are available at www.afginc.com and upon written request to the Company's Secretary, the address of whom is set forth under “Communications with Directors” on page 37 of this proxy statement.

Compensation Committee:  The Compensation Committee acts on behalf of the Board of Directors and by extension the shareholders to monitor adherence to the Company's compensation philosophy.  The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.

The Compensation Committee also acts as the oversight committee with respect to the Company’s deferred compensation plans, stock incentive plans, and bonus plans covering senior executive officers.  In overseeing those plans, the Committee may delegate authority for day-to-day administration and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company.  However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Co-Chief Executive Officers.

The Compensation Committee consulted among themselves and with management throughout the year, and met nine times in 2008.  The primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 13 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of AFG’s Compensation Committee:

•	was an officer or employee of the Company during the last fiscal year (Mr. Jacobs served the Company’s predecessor as an officer; such service ended in 1980);

•
is or was a participant in any "related person" transaction in 2008 (see the section titled “Related Person Transactions” in this proxy statement for a description of our policy on related person transactions)

•
is an executive officer of another entity, at which one of our executive officers serves on the board of directors. No named executive officer of the Company serves as a director or as a member of a committee of any company of which any of the Company's non-employee directors are executive officers.

Audit Committee:  The Audit Committee met 11 times in 2008.  The Company's Board has determined that of the Audit Committee's members, Theodore H. Emmerich, Terry S. Jacobs, and John I. Von Lehman are each considered to be an audit committee financial expert as defined under SEC Regulation S-K Item 407(d).  Each of Messrs. Emmerich, Jacobs, Joseph and Von Lehman satisfies the NYSE and NASDAQ independence standards.  The Audit Committee Report is presented on page 34 of this proxy statement.

Corporate Governance Committee:  The Corporate Governance Committee met seven times in 2008.  The Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed, and recommending to the Board director nominees for the next annual meeting of shareholders. The Committee is comprised of members who are “independent” as defined under NYSE and NASDAQ listing standards.  Information regarding the consideration by the Governance Committee of any director candidates recommended by shareholders can be found in the Nominations and Shareholder Proposals section on page 36 of this proxy statement.

The charters of the Board Committees are available at the Company’s website, www.AFGinc.com.

Director Attendance Policy

AFG expects its directors to attend meetings of shareholders.  All of AFG’s directors attended last year’s meeting other than Mr. Von Lehman, who did not join the Board until August, 2008.

Executive Sessions

NYSE and NASDAQ rules require non-management directors to meet regularly in executive sessions.  Five of these sessions were held during 2008.  The non-management directors select one of such directors to preside over each session.  Shareholders and other interested parties may communicate with any of the non-management directors, individually or as a group, by following the procedures set forth on page 37 of this proxy statement.

Audit Committee Report

           The Audit Committee is comprised of four directors (since August 2008; it was composed of three directors before Mr. Von Lehman was added to the Board and Audit Committee), each of whom is experienced with financial statements and has past accounting or related financial management experience.  Each of the members of the Audit Committee is independent as defined by the NYSE and NASDAQ listing standards.  The Board has determined that three of the four members of the Audit Committee is an “audit committee financial expert” as defined in Securities and Exchange Commission regulations.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management has established and the audit process.  The members of the Committee are Theodore H. Emmerich (Chairman), Terry S. Jacobs, Gregory G. Joseph and John I. Von Lehman.

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The Committee’s responsibility is to monitor and oversee these processes.  Additionally, the Audit Committee engages the Company’s independent accountants who report directly to the Committee.

The Committee has met and held discussions with management and the independent accountants.  Management represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants.  The Committee discussed with the independent accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200 T.

The Company’s independent accountants also provided to the Committee the written disclosures and the letter pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence and the Committee discussed with the independent accountants that firm’s independence.  As part of its discussions, the Committee determined that Ernst & Young LLP was independent of AFG.

Based on the Committee’s discussions with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Members of the Audit Committee	Theodore H. Emmerich, Chairman
Terry S. Jacobs
Gregory G. Joseph
John I. Von Lehman

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to AFG by Ernst & Young LLP.  The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.

Independence Determinations

In accordance with NYSE and NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines comply with the listing standards set forth by the NYSE and NASDAQ.  The Company's director qualification standards are available on the Company's website at www.afginc.com.  Where the NYSE and NASDAQ rules on director independence conflict, the Company’s Standards reflect the applicable rule which is more stringent to the director and the Company.  Based on these standards, at its meeting held on May 15, 2008, the Board determined that each of the following non-employee directors, namely Messrs. Ambrecht, Emmerich, Jacobs, Joseph and Verity is independent and has no relationship with the Company, except as a director and shareholder of the Company.  The same determination was made as to Mr. Von Lehman when he was first appointed to the Board in August 2008, and such determination was made as to Messrs. Ambrecht, Emmerich, Jacobs, Joseph, Verity and Von Lehman at a meeting of the Board of Directors on February 12, 2009.

Mr. Ambrecht was a Managing Director with First Albany Capital from July 2004 until December 2005.  For more than five years prior to that, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets.  From time to time, the Company has purchased or sold securities through these companies in the ordinary course of business, for which it paid customary commissions. The Company has acquired vehicles from, and had vehicles serviced by, automobile dealerships affiliated with a company of which Mr. Joseph is an executive and part owner.  The amounts involved in these transactions were deemed by AFG’s Board of Directors not to be material.

NOMINATIONS AND SHAREHOLDER PROPOSALS

In accordance with the Company's Amended and Restated Code of Regulations (the "Regulations"), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least ninety and not more than one hundred twenty days prior written notice setting forth or accompanied by (1) certain disclosures about the proposed nominee, including biographical, stock ownership and investment intent information and all other information about the proposed nominee that is required in the solicitation of proxies in an election contest or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, (2) certain disclosures regarding the shareholder giving the notice and specified persons associated with such shareholder, including biographical and stock ownership information for and any hedging activity or other similar arrangements entered into by such persons, (3) verification of the accuracy or completeness of any information contained in the nomination at the Company's request, (4) a statement that a nomination that is inaccurate or incomplete in any manner shall be disregarded, (5) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice, and (6) the consent of each such nominee to serve as director if so elected.  Directors nominated through this process will be considered by the Corporate Governance Committee.

The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received.  In order for a notice to be deemed adequate for the 2010 annual meeting, it must be received by February 17, 2010.  In order for a proposal to be considered for inclusion in AFG's proxy statement for that meeting, it must be received by December 4, 2009.  Our Regulations, as they may be amended from time to time, may contain additional requirements for matters to be properly presented at annual meetings of shareholders.

The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Regulations afford shareholders certain rights related to such matters.  Nominees for directorship will be recommended by the Governance Committee in accordance with the principles in its charter and the Corporate Governance Guidelines also on AFG's website.  When considering an individual candidate’s suitability for the Board, the Corporate Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director.  The Committee will make its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion.  All director candidates are evaluated similarly, whether nominated by the Board or by a shareholder.

The Corporate Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this proxy statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates.  The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Such communications must be clearly addressed either to the Board of Directors or any or all of the non-management directors, and sent to either of the following, who will forward any communications so received:

James C. Kennedy Vice President, Deputy General Counsel & Secretary American Financial Group, Inc. One East Fourth Street Cincinnati, Ohio 45202	Theodore H. Emmerich Chairman of the Audit Committee American Financial Group, Inc. One East Fourth Street Cincinnati, Ohio 45202

CODE OF ETHICS

The Company's Board of Directors adopted a Code of Ethics applicable to the Company's directors, officers and employees.  The Code of Ethics is available at www.afginc.com and upon written request to the Company's Secretary, the address of whom is set forth immediately above.  The Company intends to disclose amendments and any waivers to the Code of Ethics on its website within four business days after such amendment or waiver.

Annex A

ANNUAL CO-CEO EQUITY BONUS PLAN

ADOPTED ON FEBRUARY 20, 2009

1.             PURPOSE

The purpose of the Annual Co-CEO Equity Bonus Plan (the “Plan”) is to further the profitability of American Financial Group, Inc. (the “Company”) to the benefit of the shareholders of the Company by promoting extraordinary levels of corporate performance and by incentivizing the Co-Chief Executive Officers of the Company through the potential for performance-based compensation as a component of a Plan participant’s annual compensation.

2.             ADMINISTRATION

Except as otherwise expressly provided herein, the Plan shall be administered by the Compensation Committee or a successor committee or subcommittee (the “Committee”) of the Board of Directors of the Company (the “Board”) composed solely of two or more “outside directors” as defined pursuant to Section 162(m) of the Internal Revenue Code.  No member of the Committee while serving as such shall be eligible to be granted a bonus under the Plan.  Subject to the provisions of the Plan (and to the approval of the Board where specified in the Plan), the Committee shall have exclusive power to determine the conditions (including performance requirements) to which the payment of the bonuses may be subject and to certify that performance goals are attained.  Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.  The Committee’s interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.

3.             PLAN TERM AND BONUS YEARS

The term of the Plan is one year, commencing January 1, 2009, which term shall be renewed from year to year unless and until the Plan shall be terminated or suspended as provided in Section 14.  As used in the Plan the term “Bonus Year” shall mean a calendar year.

4.             PARTICIPATION

Subject to the approval of the Committee, each of the Company’s Co-Chief Executive Officers shall participate in the Plan (the “Participants”).

5.             SHARES SUBJECT TO PLAN

The number of shares of Common Stock of the Company (“Shares”) which may be issued under this Plan shall not exceed Two Million (2,000,000) Shares.  Shares issued under the Plan shall be authorized but unissued Shares.  If there shall occur any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split,

Annex A

reverse stock split or other distribution with respect to the Shares, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in the maximum number and kind of Shares provided in this Section 5.

6.             ESTABLISHMENT OF INDIVIDUAL BONUS TARGETS AND PERFORMANCE CRITERIA

The Committee shall approve the individual amount of bonus (the “Bonus Amount”) that may be awarded to each Participant.  In no event shall the establishment of any Participant’s Bonus Amount give a Participant any right to be paid all or any part of such amount unless and until a bonus is actually awarded pursuant to Section 7.

The Committee shall establish the objective performance criteria (the “Performance Criteria”) that will apply to the determination of the Bonus Amount for each Participant for that Bonus Year.  The Bonus Amount and Performance Criteria shall be set forth on a Schedule or Schedules attached to this Plan and shall be approved by the Committee.

7.             DETERMINATION OF BONUSES AND TIME OF PAYMENT

The Committee intends to review the Performance Criteria periodically with the Co-Chief Executive Officers in connection with the discussion of management’s progress in addressing corporate plans, results, and opportunities in the context of new economic and business developments.

As soon as practicable after the end of each calendar year during the term of the Plan, the Committee shall determine whether or not the Performance Criteria of each Participant have been attained and shall determine the Bonus Amount, if any, to be awarded to each Participant for such year according to the terms of this Plan.  Such Bonus Amount determinations shall be based on achievement of the Performance Criteria for such year.

8.             VALUATION OF SHARES

Once the Bonus Amount is determined for each Participant pursuant to Section 7, it shall be paid in Shares.  The calculation and payment, if any, shall take place by the March 31st following any Plan year.  For the purpose of determining the number of Shares to be awarded under this Plan, the value of a Share shall be calculated by (i) taking the average high and low prices of a Share for each the ten trading days immediately prior to and including the date of grant; then (ii) taking the sum of these ten averages; and (iii) dividing that number by ten.

9.             RIGHTS OF SHAREHOLDER

Upon the issuance of the Shares under this Plan, the Participant shall have all rights of a Shareholder with respect to the Shares, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto.

10.           TERMINATION OF EMPLOYMENT

If a Participant’s employment with the Company or a subsidiary, as the case may be, is terminated for any reason other than discharge for “cause,” he may be entitled to such bonus, if any, as the Committee, in its sole discretion, may determine.  For purposes of the Plan, “cause” shall mean: (i) a Participant’s failure or refusal to materially perform his duties; (ii) a Participant’s failure or refusal to follow material directions of the Board or any other act of material insubordination on the part a Participant; (iii) the commission by a Participant of an act of fraud or embezzlement against the Company; or (iv) any conviction of, or plea of guilty or nolo contendere to, a felony by a Participant.

Annex A

In the event of a Participant’s discharge for cause from the employment of the Company or a subsidiary, as the case may be, he shall not be entitled to any of the Bonus Amount unless the Committee, in its sole discretion, determines otherwise.

11.           RECOUPMENT BY THE COMPANY

In the event of an accounting restatement by the Company, the Board shall have discretion to review Bonus Amounts paid to such Participants, and where the Board determines that a Participant’s fraud or misconduct caused the restatement, the Board may authorize the Company to recoup such Bonus Amounts to the extent that the performance targets on which they were based would not have been met under the restated results.

12.           COMPLIANCE WITH SECTION 409A OF THE CODE

It is intended that this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  This Plan shall be construed, administered, and governed in a manner that reflects such intent, and the Committee shall not take any action that would be inconsistent with such intent.  Without limiting the foregoing, the Shares shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Grantee to the additional tax imposed under Section 409A of the Code.  The amounts payable pursuant to this Agreement are intended to be separate payments that qualify for the "short-term deferral" exception to Section 409A of the Code to the maximum extent possible.

13.           MISCELLANEOUS

A.           Government and Other Regulations.  The obligation of the Company to make payment of bonuses shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

B.           Tax Withholding.  The Company or a subsidiary, as appropriate, shall have the right to deduct from all bonuses paid any federal, state or local taxes required by law to be withheld with respect to such payments.

C.           Claim to Bonuses and Employment Rights.  Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a subsidiary.

D.           Beneficiaries.  Any bonuses awarded under this Plan to a Participant who dies prior to payment shall be paid to the beneficiary designated by the Participant on a form filed with the Company.  If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative.  A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.

E.           Nontransferability.  A person’s rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant’s death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.

Annex A

F.           Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company (to the extent permitted by the Articles of Incorporation and Code of Regulations of the Company and applicable law) against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him, in satisfaction of judgment in any such action, suit or proceeding against him.  He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Code of Regulations, as a matter of law or otherwise or of any power that the Company may have to indemnify him or hold him harmless.

G.           Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent certified public accountants of the Company or of its Subsidiaries or upon any other information furnished in connection with the Plan by any officer, director or employee of the Company or any of its Subsidiaries.  In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

H.           Expenses.  The expenses of administering the Plan shall be borne by the Company and its subsidiaries in such proportions as shall be agreed upon by them from time to time.

I.           Pronouns.  Masculine pronouns and other words of masculine gender shall refer to both men and women.

J.           Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.

K.           Shareholder Approval.  This Plan shall become effective following its adoption by the Board of Directors and its approval by the Company’s shareholders on the date of the 2009 Annual Meeting of Shareholders.

14.           AMENDMENT AND TERMINATION

The Board may at any time terminate the Plan.  Other than modifying the number of Shares to be issued under the Plan, the Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part.  Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

One East Fourth Street
Cincinnati, Ohio 45202

AMERICAN FINANCIAL GROUP, INC. ATTN: SUITE 919 ONE EAST FOURTH STREET CINCINNATI, OH 45202

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AMERICAN FINANCIAL GROUP, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following Nominees: Vote On Directors 1. Proposal to Elect Directors Nominees: 01) Carl H. Lindner 06) James E. Evans 02) Carl H. Lindner III 07) Terry S. Jacobs 03) S. Craig Lindner 08) Gregory G. Joseph 04) Kenneth C. Ambrecht 09) William W. Verity 05) Theodore H. Emmerich 10) John I. Von Lehman	0	0	0	_______________________________

Vote on Proposals The Board of Directors Recommends a vote FOR the following Proposal:	For	Against	Abstain
2. Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s Independent Public Accountants for 2009.	□	□	□
The Board of Directors Recommends a vote FOR the following Proposal:
3. Proposal to Approve the Annual Co-CEO Equity Bonus Plan	□	□	□

For address changes and/or comments, please check this box and     □
write them on the back where indicated.

Please indicate if you plan to attend this meeting.               □            □
                        Yes          No

Signature [PLEASE SIGN WITHIN BLOCK]           Date                                                               Signature (Joint Owners)                                Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

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    AFGRP2

AMERICAN FINANCIAL GROUP, INC.
Proxy for Annual Meeting

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Karl J. Grafe and James C. Kennedy, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of Common Stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 14, 2009 at 11:30 A.M., on the matters set forth on the reverse side (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

          Address Changes/Comments:__________________________________________________________
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(if you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)